                           ASSET ACQUISITION AGREEMENT


                                     BETWEEN


                        CASTLE EXPLORATION COMPANY, INC.


                        DEERLICK CREEK PARTNERS, I, L.P.


                                       AND


                              DEVEN RESOURCES, Inc.



                        EFFECTIVE AS OF SEPTEMBER 1, 1999

         THIS AGREEMENT, dated October ___ 1999, but effective as of September 1, 1999 ("Effective Date"), by and among Deerlick Creek Partners, I, L.P. a Delaware limited partnership ("DCP"), Deven Resources, Inc., a Pennsylvania corporation ("DRI"), whose collective address is Suite 615, 983 Old Eagle School Road, Wayne, Pennsylvania, 19087 (DCP and DRI are sometimes collectively referred to as the "Seller"), and CASTLE EXPLORATION COMPANY, INC., a Delaware corporation, whose address is 531 Plymouth Road, Suite 525, Plymouth Meeting, Pennsylvania 19462 (the "Buyer").

                                   WITNESSETH

         WHEREAS, the DRI owns an undivided interest in certain occluded coalbed methane leases, Wells Pipelines, Oil and Gas Contracts, desalination ponds and the equipment used thereon and appurtenant thereto all of which are located in Tuscaloosa County, Alabama ("Assets"); and

         WHEREAS, DRI is the managing general partner of DCP; and

         WHEREAS, DCP owns a net profits interest in the Assets; and

         WHEREAS, the Seller desires to sell and convey and Buyer desires to purchase and acquire the Assets, effective as of the Effective Date; and

         WHEREAS, the assets are subject to a "Right of First Refusal" in favor of DeGas, an Alabama partnership, successor in interest to DeGas, Inc, an Alabama corporation ("DeGas"), under that certain agreement dated as of August 20, 1982 by and among DeGas and TRW, Inc. predecessor in interest to Seller ("TRW Agreement").

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                             ARTICLE I - DEFINITIONS

      1. The following terms shall have the meanings ascribed to them below when used in this Agreement:

         1.1. "Agreement", shall mean this Asset Acquisition Agreement.

         1.2. "Assignment" or "Assignments" shall mean those Assignments and Bills of Sale in substantially in the form of Exhibit "A". The Assignments shall contain special warranty deed language, conveying the Assets without warranty, either expressed or implied, except those claiming by, through or under the Seller, but not otherwise, with full substitution and subrogation all as more particularly set forth in the Agreement, with all Equipment conveyed "AS IS" and "WHERE IS" WITHOUT WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

         1.3. "Closing", shall mean the consummation of the transactions contemplated by this Agreement.

         1.4. "Closing Date", shall mean the earlier of (i) sixty (60) days after the submittal of the Agreement to DeGas under Paragraph 16 of the TRW Agreement or (ii) receipt of DeGas's waiver of its Right of First Refusal, but in no event shall the Closing Date be later than December 31, 1999.

         1.5. "Effective Date", shall mean 7:01 a.m. local time, September 1, 1999 where the Oil and Gas Properties are located.

         1.6. "Encumbrance", shall mean any mortgage, lien, security interest, pledge, charge, encumbrance, claim, limitation, irregularity, burden, hypothecation or defect.

         1.7. "Environmental Condition", shall mean any existing condition of the soil, subsurface, surface waters, ground waters, atmosphere or other



                                      -2-

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environmental medium, whether or not yet discovered, which could reasonably be expected to result in any damage, loss, cost, expense, claim, demand, investigation, lien or liability relating to the Assets under any Environmental Statute.

         1.8. "Environmental Statute", shall mean the Resource Conservation and Recovery Act of 1976, as amended prior to the Closing Date, the Clean Air Act, as amended prior to the Closing Date, the Clean Water Act, as amended prior to the Closing Date, and the Comprehensive Environmental Response, Compensation and Liability Act, as amended prior to the Closing Date, and all federal, state, and other governmental regulations, orders, interpretations or rulings issued thereunder prior to the Closing Date, and other Legal Requirements relating to air or water quality, hazardous or solid wastes, hazardous substances or any other environmental matters.

         1.9. "Execution Date", shall mean October 22, 1999.

         1.10. "Existing Burdens", shall mean Lease Burdens and Permitted Encumbrances of record as of the Effective Date or of which Buyer has received written notice as of the Execution Date.

         1.11. "Final Settlement Statement", shall mean that Final Settlement Statement as provided for in Paragraph 9.8.

         1.12. "Lease Operating Expenses", shall mean any and all costs and expenses properly charged by the operator of the Assets pursuant to the applicable operating agreement governing operations on such Assets, to include, by way of example and not limitation, those charges and costs permitted under Articles II and III of the COPAS accounting procedure attached to such operating agreements as an exhibit.




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         1.13. "Legal Requirements", shall mean any law, statute., ordinance, decree, requirement, order, judgment, rule or regulation including by way of example and not limitation the terms of any license, permit, certificate, or abandonment approval promulgated prior to, or at the time of the Closing Date, by any governmental authority to include, without limitation, any bonding requirements of Buyer or other regulatory approval governing the transfer of operations to Buyer.

         1.14. "Oil and Gas Contracts", shall mean any contracts that affect or relate to the Oil and Gas Properties or the Production covered thereby including amendments thereto. "Oil and Gas Contracts" includes, by way of example and not limitation, area of mutual interest agreements, acreage contribution agreements, advance payment agreements, bottom hole agreements, division orders, drilling contracts, dry hole agreements, exploration agreements, farm-in and farm-out agreements, Gas Balancing Agreements (including claims to recover natural gas or money under Gas Balancing Agreements for Seller's under production before the Effective Date), natural gas and oil sales, exchange, treating and processing contracts, operating agreements, net profits agreements, participation agreements, storage agreements, support agreements, transfer orders, transportation agreements, water rights agreements, and salt water disposal agreements.

         1.15. "Ordinary Course of Business", shall mean the ordinary course of business and conduct of operations consistent with past custom and practice, and shall include, without limitation, operations of a kind and nature conducted in a manner consistent with those of a reasonably prudent operator in the same or similar circumstances.



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         1.16. "Permitted Encumbrances", shall mean those Encumbrances as may exist on the Oil and Gas Properties from time to time in the Ordinary Course of Business, to include, by way of example and not limitation: liens for Taxes not yet due and payable, or if due and payable, are being contested in good faith in the Ordinary Course of Business, inchoate, statutory or operators liens securing obligations for labor, services, materials and supplies furnished to the Oil and Gas Properties, but only if such liens are not delinquent and will be discharged in the Ordinary Course of Business; Encumbrances that arise under Oil and Gas Contracts of a type and nature customary in the oil and gas industry to secure the payment of amounts that are not yet delinquent or, if delinquent, are being contested in good faith in the Ordinary Course of Business; Encumbrances that arise as a result of unit or communization agreements, Oil and Gas Contracts, orders and laws. Provided, however, that any Encumbrances placed on the Assets as a direct result of: (i) an action or inaction taken by Seller based upon the recommendation of Buyer; or (ii) Buyer's having taken an action which was not authorized by Seller and which was beyond Buyer's authorized scope of its management services, shall be deemed a Permitted Encumbrance.

         1.17. "Person", shall mean an individual, group, partnership, corporation, trust, Limited Liability Company or other entity.

         1.18. "Pipeline", shall mean the gas gathering system located on the Oil and Gas Properties as well as Seller's interest in the desalination ponds located on the Oil and Gas Properties.

         1.19. "Production", shall mean all hydrocarbons produced, saved and sold from the Assets.

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         1.20. "Taxes", shall mean all ad valorem, severance, and other taxes or fees levied upon or measured by Production, personal property taxes, real property taxes, and any and all other taxes or fees of whatever type or kind assessed or which are attributable to the ownership of the Assets.

         1.21. "Wells", shall mean Seller's interest in those wells set forth on
Schedule 1.21 hereto.


                  ARTICLE II - PURCHASE AND SALE OF THE ASSETS

         2.1. Transfer. Subject to the term of this Agreement, Seller hereby agrees to sell, transfer, convey and deliver unto the Buyer, and Buyer hereby agrees to purchase, acquire and accept, all of the Seller's right, title and interest in and to the Assets, effective as of the Effective Date.

         2.2. Closing. At the closing, subject to the provisions of Article VII., the Buyer will deliver to Seller the Purchase Price in accordance with
Article III below, on the Closing Date.

         2.3. Assignments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, at Closing, Seller shall convey, transfer, assign and deliver all of the Seller's right, title and interest in and to the Assets (by executing and delivering one or more counterparts of the Assignment, together with a description of the respective Assets attached thereto) to Buyer. The Assignment shall provide for a Special Warranty of title to the Assets by, through and under the Seller, but not otherwise.

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                          ARTICLE III - PURCHASE PRICE

      3. Price. The purchase price for the Assets (the "Purchase Price") shall be One Million Four Hundred Twenty Four Thousand Two Hundred Ninety Eight Dollars and forty nine cents ($1,424,298.49).

         3.1.  Manner of Payment. At the Closing, subject to the provisions of
Article VII below, the Buyer will wire transfer to Seller's account the Purchase Price, less:

               3.1.1. any and all amounts due and owing Pennsylvania Castle Energy Corporation ("PACEC") by Seller for Lease Operating Expenses prior to the Effective Date as well as royalty burdens attributable to Production prior to the Effective Date and which were actually paid by PACEC on behalf of Sellers for which PACEC has not been repaid as of the Closing Date; and

               3.1.2. an amount equal to the Seller's portion, of the settlement with Sonat under that contract dated September 4, 1982 estimated to be Eighty Eight Thousand Dollars ($88,000). The amount withheld for the Seller's Sonat settlement will be placed in escrow with Seller's counsel and shall be governed by the terms of an escrow agreement to be entered into between Seller and PACEC.

         3.2. Allocation of Revenues and Assumption of Liabilities. Subject to the terms and provisions hereof, as of the Effective Date:

               3.2.1. Buyer purchases., acquires and assumes the liabilities and obligations pertaining to the Assets which accrue on and after the Effective Date (to include by way of example and not limitation, all obligations: (i) associated with any Environmental Condition; (ii) under the leases which constitute a portion of the Oil and Gas Properties; (iii) under the Oil and Gas Contracts; and (iv) other Legal Requirements), as evidenced by the execution of this Agreement and the execution and acceptance of each Assignment, but excluding however: (x) liabilities and obligations of Seller pertaining to the Assets, either incurred or accruing prior to the Effective Date; or, (y) liabilities or obligations arising from a breach of any the obligations of Seller under this Agreement.

               3.2.2. Seller shall retain and bear the liabilities and obligations pertaining to Seller's actions pertaining to the Assets, (to include, by way of example and not limitation: (i) costs of any other contract or document to which Seller is a party, as of the Effective Date; or (ii) payments to any third party, to include the Sonat contract through September 4, 1999, other than a lease burden, delay rental or shut in royalty payment) and arising and/or incurred prior to the Effective Date (whether or not actually invoiced or billed prior to or subsequent to the Effective Date), excluding however: (x) liabilities specifically assumed by the Buyer under this Agreement; and (y) liabilities arising from a breach of any of Buyer's obligations under this Agreement. It is expressly agreed and understood that the settlement obligation under the Sonat contract shall be deemed to be a pre-Effective Date obligation of the Seller.

               3.2.3. Seller shall receive all proceeds of Production actually sold and delivered before the Effective Date., and Buyer shall receive all proceeds of Production as of and after the Effective Date.

               3.2.4. Seller shall receive all revenues and benefits attributable to the Assets relating to the period prior to the Effective Date and Buyer shall receive all revenues and benefits attributable to the Assets relating to the period commencing as of the Effective Date.

               3.2.5. Taxes assessed against the Assets shall be pro rated at the Closing Date as of the Effective Date.

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               ARTICLE IV - DRI'S REPRESENTATIONS AND WARRANTIES

      4. DRI represents and warrants to Buyer as of the Execution Date and as of the Closing Date, as follows:

         4.1. Organization. DRI is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and in each jurisdiction where it is required for the conduct of its business.

         4.2. Authority. DRI has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement to sell the assets on the terms described in this Agreement, and to perform its obligations under this Agreement. Upon the receipt of DeGas's waiver of its Right of First Refusal or expiration of the period in which DeGas has the right to exercise its Right of First Refusal, the consummation of the transaction contemplated by this Agreement will not violate, nor be in conflict with, any provisions of its Certificate of Incorporation or other governing document of DRI., or any material agreement or instrument to which DRI is a party or by which DRI or any of the Assets is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller or any of the Assets.

         4.3. Binding Obligation. This Agreement has been duly executed and delivered on behalf of DRI. All documents and instruments required hereunder to be executed and delivered to Buyer shall have been duly executed and delivered. This Agreement does, and such document and instrument will, constitute legal, binding obligations of the Seller in accordance with their terms.

         4.4. No Breach of Statute, Decree or Contract. The execution, delivery and performance of this Agreement by DRI does not and will not, after receipt of DeGas's waiver of its Right of First Refusal or expiration of the period in which DeGas

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has the right to exercise its Right of First Refusal, breach any Legal
Requirement, at the Closing conflict with or result in a breach of or default under any agreement or any order, writ, injunction, decree, contract, agreement or instrument to which DRI is a party or by which the Assets are or may be bound, will not result in the creation or imposition of any lien, charge or encumbrance of any nature upon any of the Assets, and will not give to others any interest or rights in, or with respect to any of the Assets, except for Permitted Exceptions.

         4.5. No Litigation or Adverse Events. To the best of DRI's knowledge there is no suit, claim or action, or legal, administrative, arbitration or other proceeding, or governmental investigation, pending or, to DRI's knowledge, threatened, by or against DRI or the Assets, and no event or condition of any character, to DRI's knowledge, pertaining to DRI or Assets, that could prevent the consummation of the transactions contemplated by this Agreement.

         4.6. Permitted Encumbrances. To the best of DRI's knowledge, DRI has not created any Permitted Encumbrances.

         4.7. Taxes. DRI is not aware of any unpaid taxes relating to the Assets.

         4.8. Title. To the best of Seller's knowledge, the Assignments will convey to Buyer, subject to Existing Burdens, Seller's right, title and interests to the Assets. Other than the Existing Burdens, Seller has not created any liens, claims or Encumbrances affecting the Assets. Seller shall provide a Special Warranty of title to the assets to Buyer by, through and under Seller, but not otherwise, with full power of substitution and subrogation.

EXCEPT FOR THE SPECIAL WARRANTIES OF TITLE GIVEN BY SELLER IN THE ASSIGNMENTS, SELLER DISCLAIMS ANY WARRANTIES EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR

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FITNESS FOR A PARTICULAR PURPOSE (INCLUDING WARRANTIES WITH RESPECT TO THE
PRESENCE OF ENVIRONMENTAL CONDITIONS OR NATURALLY OCCURRING RADIOACTIVE MATERIAL AFFECTING SUCH PERSONAL PROPERTY) OF ANY PROPERTY REAL, PERSONAL OR MIXED OR EQUIPMENT (INCLUDING PIPELINE EQUIPMENT) CONVEYED TO AND ACQUIRED BY BUYER,
WITH ALL SUCH REAL AND PERSONAL PROPERTY AND EQUIPMENT BEING TRANSFERRED, ASSIGNED, SOLD, PURCHASED, ACCEPTED AND ACQUIRED "AS IS" AND "WHERE IS,'
WITHOUT REPRESENTATION AS TO FITNESS FOR A PARTICULAR PURPOSE.

         4.9.  Status of Leases.

               4.9.1. Working Interests. DRI's Working Interests in the Oil and Gas Properties is represented on Schedule 1.21.

               4.9.2. Net Revenue Interests. DRI's Net Revenue Interests in the Oil and Gas Properties is represented on Schedule 1.21.

         4.10. Necessary Action. DRI shall take or cause to be taken all such actions, as would a prudent businessman under the same or similar circumstances, as may be necessary and advisable to consummate and make effective the sale of the Assets contemplated by this Agreement and to assure that DRI will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions; provided, however, that DRI shall not be required to (i) file suit or assume any additional liabilities in performing its obligations hereunder,
(ii) to perform any title curative, or (iii) take any action prior to the receipt of DeGas's waiver of its preferential right to purchase.

         4.11. Environmental Claims. To the best of Seller's knowledge there is Environmental Condition in, on or under any of the Assets. Buyer is the operator


                                      -11-


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of the Assets and is aware of their condition by virtue of its operation and inspection of the Assets.


                ARTICLE V - DCP'S REPRESENTATION AND WARRANTIES

      5. DCP represents and warrants to Buyer as of the Execution Date and the Closing Date as follows:

         5.1. Organization. DCP is a partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and in each jurisdiction where it is required for the conduct of its business.

         5.2. Authority. DCP has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement to sell the assets on the terms described in this Agreement, and to perform its obligations under this Agreement. Upon the receipt of DeGas's waiver of its Right of First Refusal or expiration of the period in which DeGas has the right to exercise its Right of First Refusal, the consummation of the transaction contemplated by this Agreement will not violate, nor be in conflict with., any provisions of its Partnership Agreement or other governing document of DCP, or any material agreement or instrument to which DCP is a party or by which DCP or any of the Assets is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller or any of the Assets. DRI as the sole general partner of DCP is authorized to represent DCP in this Asset Acquisition Agreement.

         5.3. Binding Obligation. This Agreement has been duly executed and delivered on behalf of DCP. All documents and instruments required hereunder to be executed and delivered to Buyer shall have been duly executed and delivered.


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This Agreement does, and such document and instrument will, constitute legal, binding obligations of the Seller in accordance with their terms.

         5.4. No Breach of Statute. Decree or Contract. The execution, delivery and performance of this Agreement by DCP does not and will not, after receipt of DeGas's waiver of its Right of First Refusal or expiration of the period in which DeGas has the right to exercise its Right of First Refusal, breach any Legal Requirement, at the Closing conflict with or result in a breach of or default under any agreement or any order, writ, injunction, decree, contract, agreement or instrument to which DCP is a party or by which the Assets are or may be bound, will not result in the creation or imposition of any lien, charge or encumbrance of any nature upon any of the Assets, and will not give to others any interest or rights in, or with respect to any of the Assets, except for Permitted Exceptions.

         5.5. No Litigation or Adverse Events. To the best of DCP'S knowledge there is no suit, claim or action, or legal, administrative, arbitration or other proceeding, or governmental investigation, pending or, to DCP's knowledge, threatened, by or against DCP or the Assets, and no event or condition of any character, to DCP's knowledge, pertaining to DCP or Assets, that could prevent the consummation of the transactions contemplated by this Agreement.

         5.6. Taxes. DCP is not aware of any unpaid taxes relating to the Assets.

         5.7. Title. To the best of Seller's knowledge, the Assignments will convey to Buyer, subject to Existing Burdens, all of DCP's right, title and interest to the Assets without reservations. Other than the Existing Burdens, Seller has not created any liens, claims or Encumbrances affecting the Assets Seller shall provide a

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Special Warranty of title to the Assets to Buyer by, through and under Seller, but not otherwise, with full power of substitution and subrogation.

EXCEPT FOR THE SPECIAL WARRANTIES OF TITLE GIVEN BY SELLER IN THE ASSIGNMENTS, SELLER DISCLAIMS ANY WARRANTIES EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (INCLUDING WARRANTIES WITH RESPECT TO THE PRESENCE OF ENVIRONMENTAL CONDITIONS OR NATURALLY OCCURRING RADIOACTIVE MATERIAL AFFECTING SUCH PERSONAL PROPERTY) OF ANY PROPERTY REAL, PERSONAL OR MIXED OR EQUIPMENT (INCLUDING PIPELINE
EQUIPMENT) CONVEYED TO AND ACQUIRED BY BUYER, WITH ALL SUCH REAL AND PERSONAL PROPERTY AND EQUIPMENT BEING TRANSFERRED, ASSIGNED, SOLD, PURCHASED, ACCEPTED AND ACQUIRED "AS IS" AND "WHERE IS" WITHOUT REPRESENTATION AS TO FITNESS FOR A PARTICULAR PURPOSE.

         5.8. Necessary Action. DCP shall take or cause to be taken all such actions, as would a prudent businessman under the same or similar circumstances, as may be necessary and advisable to consummate and make effective the sale of the Assets contemplated by this Agreement and to assure that DCP will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions; provided, however, that DCP shall not be required to (i) file suit or assume any additional liabilities in performing its obligations hereunder, (ii) to perform any title curative, or (iii) take any action prior to the receipt of DeGas's waiver of its preferential right to purchase.

         5.9. Permitted Encumbrances. To the best of DCP's knowledge, DCP has not created any Permitted Encumbrances.

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

         5.10. Net Profits Interest. DCP's net profits interest in the Oil and Gas Properties is represented on Schedule 1.21.


            ARTICLE VI - THE BUYER'S REPRESENTATIONS AND WARRANTIES

      6. The Buyer represents and warrants to Seller as of the Execution Date and the Closing Date, as follows:

         6.1. Corporate. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. The Buyer has duly authorized the execution, delivery and performance of this Agreement by all necessary corporate action, and the same is a binding obligation of the Buyer, enforceable in accordance with its terms.

         6.2. No Breach of Statute or Contract. The execution, delivery and performance of this Agreement will not breach any statute or regulation of any governmental authority, and will not at the Closing conflict with or result in a breach of or default under any of the terms, conditions, or provisions of the Buyer's Certificate of Incorporation or by-laws or any order, writ, injunction, decree, agreement or instrument to which the Buyer is a party or by which it is or may be bound.

         6.3. Environmental Inspection. Buyer acknowledges that it has had ample opportunity to inspect the Assets, has actually inspected the Assets and is aware of their condition and status. In entering into this Agreement, Buyer is relying exclusively on: (i) its own inspection, due diligence and knowledge of the Assets; and (ii) that Phase I Environmental Site Assessment dated August 5, 1999 prepared by Highland Technical Services, Inc. and not on any statement or representation of Seller with respect thereto. As of and subsequent to the Effective Date, Buyer shall be fully and solely liable for any Environmental Condition occurring after the Effective Date or environmental claim arising therefrom in respect of the Assets. Buyer acknowledges that its affiliate PACEC has been the operator of the Assets since October 1990.

         6.4. Knowledgeable Buyer. Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, is familiar with the Assets, has the ability to evaluate (and in fact has evaluated) the Assets for purchase.

         6.5. Conduct of Due Diligence. Buyer acknowledges that it has been afforded the opportunity to and has conducted sufficient independent due diligence concerning the Assets to be purchased. Buyer is acquiring the Assets based solely on its knowledge of the Assets as operator and the owner of an undivided working interest in the Assets and its own independent due diligence, and not based upon any representation, statement or inducement of Seller, or either of them.


          ARTICLE VII - CONDITIONS TO THE BUYER'S OBLIGATIONS TO CLOSE

      7. The Buyer's obligation to close shall be subject to the satisfaction of the following conditions prior to or at the Closing, unless waived by the Buyer.

         7.1. Compliance With Agreement. The Seller, and each of them, shall have performed and complied in all respects with all his obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

         7.2. Litigation. No litigation or other proceeding shall have been commenced or threatened against the Buyer or the Seller, which in the sole opinion of the Buyer would materially and adversely affect its ownership, or the value, of the Assets.

         7.3. DeGas Waiver. Either Seller shall have received from DeGas a waiver of DeGas's preferential right to purchase the Assets, or DeGas's sixty
(60) day period in which to evoke its Right to First Refusal shall have expired.

         ARTICLE VIII - CONDITIONS TO THE SELLER'S OBLIGATION TO CLOSE

      8. The Seller's obligation to close shall be subject to the satisfaction of the following conditions prior to or at the Closing, unless waived by the
Seller:

         8.1. Compliance With Agreement. The Buyer shall have performed and complied in all material respects with all its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.


         8.2. DeGas Waiver. Either Seller shall have received from DeGas a waiver of DeGas's preferential right to purchase the Assets, or DeGas's sixty
(60) day period in which to evoke its Right to First Refusal shall have expired.


                ARTICLE IX - CLOSING; TERMINATION; POST CLOSING

      9. Closing.

         9.1. Place. The Closing shall take place at such location as mutually agreed upon by the Buyer and the Seller. Closing may be by facsimile transaction or in Escrow.

         9.2. Termination. At any time before the Closing, this Agreement may be terminated: (i) by mutual consent of the parties; (ii) by either the Buyer or the Seller if there has been a material misrepresentation, material breach of warranty or material breach of covenant by the other; (iii) by the Buyer if any condition set forth in Article VII shall not be satisfied at the Closing; or
(iv) by the Seller if any condition set forth in Article VIII shall not be satisfied at the Closing.

         9.3. Transfer of Assets. Seller will, subject to the provisions of this
Agreement: (i) execute and deliver to Buyer an Assignment satisfying the requirements

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of Paragraph 2.3; and (ii) transfer to Buyer all of Seller's right, title and interest in and to any funds received by Seller after the Effective Date.

         9.4. Taxes. All Taxes shall be pro-rated between Seller and Buyer as of the Effective Date. Seller shall be charged for all such Taxes based on ownership of the Assets prior to the Effective Date. Buyer shall be charged for all such Taxes based on ownership of the Assets from and after the Effective Date. Buyer shall pay all documentary, filing and recording fees for the Assignments required in connection with the transaction contemplated by this Agreement.

         9.5. Purchase Price Allocation. Seller and Buyer recognize that reporting requirements of Sec. 1060(b) of the Internal Revenue Code, and the regulations promulgated thereunder, may apply to the transaction contemplated by this Agreement. If so, Seller and Buyer agree that the Purchase Price shall be allocated among the assets as mutually agreed by Seller and Buyer to comply with and satisfy the requirements of Sec. 1060(b) and applicable regulation. Seller and Buyer agree that no Asset shall be allocated a negative value. The allocated value of the Assets is set forth on Schedule 9.5.

         9.6. Payment. Buyer shall pay to Seller the Purchase Price pursuant to
Article III.

         9.7. Accounts Receivable and Accounts Payable. All unpaid accounts receivable and unpaid accounts payable as of the Closing Date shall be handled in accordance with Paragraphs 3.1 and 3.2 above.

         9.8. Final Settlement Statement. Within sixty (60) days after the Closing, or as soon as practical thereafter, Buyer shall prepare, in accordance with this Agreement, the Final Settlement Statement, setting forth any appropriate adjustments or payments not finally determined as of the Closing Date. Buyer shall submit the Final Settlement Statement to Seller and shall afford Seller access to Buyer's records pertaining to the computation of the Final Settlement Statement. Seller shall deliver to Buyer a written report containing any changes, which Seller proposed, be made to the Final Settlement Statement. The parties shall employ that degree of effort as would prudent business persons engaged in on going business relationships to reach agreement as to the amounts due pursuant to such Final Settlement statement no later than thirty (30) days after the submission of the Final Settlement Statement to Seller. The date upon which such agreement is reached shall be called the "Settlement Date".

               9.8.1. On the Settlement Date, should one party be obligated to the other by reason of the Final Settlement Statement, the indebted party shall pay to the other party, in immediately available funds, those monies determined to be due under the Final Settlement Statement. Until paid, all past due amounts under this Paragraph 9.8 shall bear interest at the rate of prime plus two percent, to more, as established by PNC Bank, Pittsburgh, Pennsylvania
(computed based on a 360 day year).


                          ARTICLE X - INDEMNIFICATION

         10.1. Indemnification of the Buyer. DRI and DCP shall indemnify and hold the Buyer harmless against., and reimburse the Buyer on demand for., all actual damage, loss, cost or expense (including reasonable attorneys' fees incurred in defending or settling any claim for such damage, loss, cost or expense) incurred by the Buyer resulting from any breach of DRI's and DCP's representations, warranties or covenants in this Agreement, including, but not by way of limitation, claims arising out of DRI's management of DCP and the distribution of proceeds here from between DRI and the limited partners of DCP.

         10.2. Indemnification of the Seller. The Buyer shall indemnify and hold DRI and DCP harmless against, and reimburse DRI and DCP on demand for, all actual damage, loss, cost or expense (including reasonable attorneys' fees incurred in defending or settling any claim for such damage, loss, cost or expense) incurred by the Seller resulting from any breach of the Buyer's representations, warranties or covenants in this Agreement.


                           ARTICLE XI - MISCELLANEOUS

         11.1. Notices. Any notice, request demand, statement or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or if telegraphed, or by courier, or mailed by certified mail, return receipt requested, when actually received, and may be given as follows:

               If to Seller:

               Deven Resources, Inc.
               983 Old Eagle School Road, Suite 615
               Wayne, Pennsylvania 19087

               Attention:  Gary J. Novinskie


               with copies to:

               Ehmann, Van Denbergh & Trainor, PC
               Two Penn Center Plaza, Suite 725
               Philadelphia, Pennsylvania 19102-1707

               Attention:  C. Warren Trainor, Esquire

               If to Buyer:

               Castle Exploration Company, Inc.
               531 Plymouth Road, Suite 525
               Plymouth Meeting, Pennsylvania 19402

               Attention:  Richard E. Staedtler


               with copies to:

               Castle Exploration Company, Inc.
               5623 North Western
               Oklahoma City, OK 73118

               Attention:  William C. Liedtke, III, Esq.

Or to such other address as such party may designate by ten (10) days advance written notice to the other party.

         11.2. Exclusiveness. This Agreement embodies all of the representations, warranties and agreements of the parties hereto with respect to the subject matter hereof, and all prior understandings, representations and warranties (whether oral or written) with respect to such matters are superseded. This Agreement may not be amended, modified, waived, discharged or terminated except by an instrument in writing signed by the party or an executive officer of a corporate party against whom enforcement of the change, waiver, discharge or termination is sought.

         11.3. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         11.4. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         11.5. Assignment. This Agreement may not be assigned without the prior written consent of the other party.

         11.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.

         11.7. Neither Party Drafter. The parties hereto agree that this Agreement is the product of negotiation between the parties that counsel during its negotiations has represented each and that neither party shall be deemed the drafter hereof.

         11.8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflicts of laws provisions without giving effect to conflict of laws provisions.

         11.9. Paragraph Headings. The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

         11.10. Costs. Each party agrees to bear its legal, accounting and other fees incurred in the negotiation of the transaction contemplated hereby, the conduct of its due diligence and the preparation of the documents addressed herein.

         11.11. Survival of Provisions. The representations and warranties and covenants of Seller and Buyer set forth in this Agreement and in any instrument delivered in connection herewith shall survive the Closing, provided that neither Seller or Buyer nor any successor to Seller or Buyer may bring any action or present a claim for a breach of such representations and warranties unless written notice of such claim with reasonable particulars of the claim has been delivered to Seller or Buyer within one (1) year after the Closing Date.

         11.12. Exhibits. The Exhibits and Schedules attached hereto, together with all documents incorporated by reference therein, form an integral part of this Agreement and are hereby incorporated into this Agreement wherever reference is made to them to the same extent as if they were set out in full at the point at which such reference is made.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Execution Date but effective as of the Effective Date.

Attest:                                CASTLE EXPLORATION COMPANY, INC.


/s/ Susan Pyle                         /s/ Joseph L. Castle II
--------------------------------       -----------------------------------------
    Secretary                          By: Joseph L. Castle II
                                           -------------------------------------
                                       Its:CEO
                                           -------------------------------------


Attest:                                DEVEN RESOURCES, INC.


/s/ Gary J. Novinskie                  By: /s/ David F. Lincoln
--------------------------------           -------------------------------------
    Secretary                                  David F. Lincoln, President


Attest:                                DEERLICK CREEK PARTNERS, I, L.P.
                                       By Deven Resources, Inc.,
                                       Managing General Partner


/s/ Gary J. Novinskie                  By: /s/ David F. Lincoln
--------------------------------           -------------------------------------
    Secretary                                  David F. Lincoln, President